Exhibit 99.1 Barnes 860.583.7070 | info@bginc.com barnesgroupinc.com

BARNES REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS
Delivers Strong Aerospace Results and Solid Company-wide Book-to-Bill

•Sales of $312 million, up 4% versus the prior year period; Organic Sales up 6%
•Operating Margin of 10.0%; Adjusted Operating Margin of 10.2%, down 50 bps from a year ago
•GAAP EPS of $0.40; Adjusted EPS of $0.41, up 8% versus the prior year period
•Forecasts 2022 Organic Sales Growth of +8% to +10%
•Expects 2022 Adjusted EPS of $2.20 to $2.40; Up 13% to 24% from 2021 Adjusted EPS of $1.94

April 29, 2022

BRISTOL, Conn., — Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today reported financial results for the first quarter of 2022.

“Sustained recovery in aero-related end markets provided tailwind for Barnes Aerospace which delivered over 20% sales growth compared to last year, while expanding adjusted operating margin by 300 basis points. Barnes Industrial sales were down 1% organically for the quarter led by softer automotive and general industrial markets, and margins were impacted by inflationary headwinds, supply chain challenges, and COVID-related operational disruptions,” said Julie K. Streich, Interim Chief Executive Officer and Senior Vice President Finance and Chief Financial Officer of Barnes. “Customer demand remained healthy as indicated by a Company-wide book-to-bill ratio of 1.15x, and our team’s multipronged approach to mitigate the impacts of the current macro-environment should support improved performance as the year progresses,” added Streich.

First Quarter 2022 Highlights

First quarter 2022 net sales of $312 million were up 4% from $302 million in the prior year period, with organic sales (1) increasing 6%. Foreign exchange had a negative impact of 2%. Operating income was $31.1 million versus $32.4 million a year ago. Operating margin decreased 70 bps to 10.0%. Excluding $0.7 million of restructuring charges in the current year quarter, adjusted operating income was $31.8 million, down 2%, and adjusted operating margin was 10.2%, down 50 bps from a year ago.

Interest expense for the first quarter of 2022 was $3.6 million, a decrease of $0.4 million from the prior year primarily due to the benefit of lower average borrowings. Other expense was $1.6 million, up $0.2 million from a year ago.

123 Main Street, Bristol, CT 06010-6376

The Company’s effective tax rate was 21.0% compared with 28.1% a year ago with the decrease largely due to an increase in projected earnings in low tax jurisdictions and the absence of additional tax expense related to the Global Intangible Low Income Tax recorded in last year’s first quarter.

Net income for the first quarter was $20.5 million, or $0.40 per diluted share, compared to $19.4 million, or $0.38 per diluted share, a year ago. On an adjusted basis, which excludes $0.01 of restructuring charges in the current year period, net income per share of $0.41 was up 8% from a year ago.

First quarter cash used by operating activities was $9.3 million versus cash provided from operating activities of $35.6 million in the prior year primarily due to paid incentive compensation and an increase in working capital in the current year period. Free cash flow was a use of $16.7 million compared to a source of $27.8 million last year. Capital expenditures were $7.4 million, down from $7.9 million a year ago.

Segment Performance

Industrial
First quarter sales were $212 million, down 4% from $220 million in the prior year period. Organic sales decreased 1% while unfavorable foreign exchange lowered sales by 3%. Operating profit was $14.7 million, down 31% from $21.3 million in the prior year period. Excluding $0.3 million in current year restructuring charges, adjusted operating profit of $15.0 million was down 29% from the prior year and adjusted operating margin of 7.1% was down 260 bps. The decrease in adjusted operating profit was primarily driven by broad based inflation, supply chain challenges, and lower productivity primarily driven by COVID-related absenteeism and shutdowns.

Aerospace
First quarter sales were $101 million, up 23% from $82 million last year, benefitting from ongoing recovery in aerospace end markets. Aerospace original equipment manufacturing (“OEM”) sales increased 18%, while aftermarket sales increased 34% compared to the prior year period.

Operating profit was $16.4 million in the first quarter, up 48% from $11.1 million in the prior year period. Excluding $0.4 million of restructuring costs this year, adjusted operating profit of $16.7 million was up 51% from a year ago. The increase in adjusted operating profit was driven by the contribution of higher sales volumes, offset in part by unfavorable productivity due to COVID-related absenteeism and supply chain challenges. Adjusted operating margin was 16.6%, up 300 bps from 13.6% last year.

Aerospace OEM backlog ended the first quarter at $716 million, up 5% sequentially from December 2021. The Company expects to convert approximately 45% of this backlog to revenue over the next 12 months.

Balance Sheet and Liquidity

Barnes’ balance sheet and liquidity profile remain well-positioned and supportive of ongoing investments in growth initiatives. The Company has liquidity of $75 million in cash and approximately $510 million available under the revolving credit facility, subject to covenants which would have allowed $206 million under our current credit agreements. With respect to the balance sheet, our “Debt to EBITDA” ratio, as defined in our credit agreements, was approximately 2.4 times at quarter end.

Updated 2022 Outlook

With solid first quarter orders, Barnes continues to expect 2022 organic sales growth of 8% to 10% and negative foreign exchange of approximately 2%. Adjusted operating margin is now forecasted to be in the range of 12.5% to 13.5%, down slightly from our prior view given ongoing supply chain and inflationary pressures. Adjusted earnings are expected to be in the range of $2.20 to $2.40 per diluted share, up 13% to 24% from 2021’s adjusted earnings of $1.94 per share. The updated adjusted earnings per share forecast is $0.05 lower at the high end of our previous range reflecting the macroeconomic headwinds in our Industrial segment. 2022 adjusted earnings per share are anticipated to exclude a $0.03 impact related to residual restructuring activities. The Company forecasts capital expenditures of between $50 and $55 million and cash conversion of greater than 100% of net income. The effective tax rate for 2022 is expected to be approximately 24% to 25%.

Conference Call Information

Barnes will conduct a conference call with investors to discuss first quarter 2022 results at 8:30 a.m. ET today, April 29, 2022. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes’ website at www.barnesgroupinc.com.

The conference is also available by direct dial at (888) 510-2379 in the U.S. or (646) 960-0691 outside of the U.S.; Conference ID 1137078. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.

In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, April 29, 2022, until 11:59 p.m. (ET) on Friday, May 6, 2022, by dialing (647) 362-9199; Conference ID 1137078.

Note:
(1) Organic sales growth represents the total reported sales increase within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes

Barnes Group Inc. (NYSE: B) pioneers technologies to help change the world. Employees across the globe are dedicated to Persistent Ingenuity™ – advancing what’s possible and delivering to the highest standards. We serve a wide range of end markets and customers, including healthcare, automation, packaging, aerospace, mobility, and manufacturing, delivering breakthrough products and services to shape a more inclusive and sustainable world. For more information, visit www.barnesgroupinc.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," "continue," "will," "should," "may," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: the Company’s ability to manage economic, business and geopolitical conditions, including global price inflation and shortages impacting the availability of materials; the duration and severity of the COVID-19 pandemic, including its impacts across our business on demand, supply chains, operations and liquidity; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; changes in market demand for our products and services; rapid technological and market change; the ability to protect and avoid infringing upon intellectual property rights; challenges associated with the introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; the physical and operational risks from natural disasters, severe weather events, climate change which may limit accessibility to sufficient water resources, outbreaks of contagious diseases and other adverse public health developments; war, terrorism and other international conflicts; the failure to achieve anticipated cost savings and benefits associated with workforce reductions and restructuring actions; currency fluctuations and foreign currency exposure; impacts from goodwill impairment and related charges; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; government tariffs, trade agreements and trade policies; changes or uncertainties in laws, regulations, rates, policies or interpretations that impact the Company’s business operations or tax status, including those that address climate change, environmental, health and safety matters, and the materials processed by our products or their end markets; fluctuations in the pricing or availability of raw materials, freight, transportation, utilities and other items required by our operations; labor shortages or other business interruptions at transportation centers, shipping ports, our suppliers’ facilities or our facilities; disruptions in information technology systems, including as a result of cybersecurity attacks or data security breaches; the ability to hire and retain senior management and qualified personnel; the continuing impact of prior acquisitions and divestitures, and any other future strategic actions, and our ability to achieve the financial and operational targets set in connection with any such actions; the ability to achieve social and environmental performance goals; the outcome of pending and future litigation and governmental proceedings; the impact of actual, potential or alleged defects or failures of our products or third-party products within which our products are integrated, including product liabilities, product recall costs and uninsured claims; future repurchases of common stock; future levels of indebtedness; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Category: Earnings

Investors:
Barnes Group Inc.
William Pitts
Vice President, Investor Relations
860.583.7070

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2022	2021	% Change
Net sales	$312,383	$301,629	3.6

Cost of sales	207,190	194,696	6.4
Selling and administrative expenses	74,080	74,553	(0.6)
	281,270	269,249	4.5
Operating income	31,113	32,380	(3.9)

Operating margin	10.0%	10.7%

Interest expense	3,567	3,942	(9.5)
Other expense (income), net	1,630	1,463	11.4
Income before income taxes	25,916	26,975	(3.9)
Income taxes	5,432	7,593	(28.5)
Net income	$20,484	$19,382	5.7

Common dividends	$8,111	$8,104	0.1

Per common share:
Net income:
Basic	$0.40	$0.38	5.3
Diluted	0.40	0.38	5.3
Dividends	0.16	0.16	—

Weighted average common shares outstanding:
Basic	51,022,417	50,933,666	0.2
Diluted	51,168,622	51,087,688	0.2

BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2022	2021	% Change
Net sales
Industrial	$211,672	$219,992	(3.8)
Aerospace	100,711	81,642	23.4
Intersegment sales	—	(5)
Total net sales	$312,383	$301,629	3.6

Operating profit
Industrial	$14,734	$21,295	(30.8)
Aerospace	16,379	11,085	47.8
Total operating profit	$31,113	$32,380	(3.9)

Operating margin			Change
Industrial	7.0%	9.7%	(270)	bps.
Aerospace	16.3%	13.6%	270	bps.
Total operating margin	10.0%	10.7%	(70)	bps.

BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	March 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$75,255	$102,860
Accounts receivable	272,345	262,257
Inventories	255,117	239,655
Prepaid expenses and other current assets	83,795	75,437
Total current assets	686,512	680,209

Deferred income taxes	17,883	21,976
Property, plant and equipment, net	335,286	341,462
Goodwill	945,407	955,370
Other intangible assets, net	486,835	500,246
Other assets	83,432	77,557
Total assets	$2,555,355	$2,576,820

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$978	$1,900
Accounts payable	134,816	131,076
Accrued liabilities	144,852	175,583
Long-term debt - current	1,702	1,835
Total current liabilities	282,348	310,394

Long-term debt	594,976	599,932
Accrued retirement benefits	75,684	76,784
Deferred income taxes	65,557	66,704
Long-term tax liability	52,114	52,114
Other liabilities	43,646	42,126

Total stockholders' equity	1,441,030	1,428,766
Total liabilities and stockholders' equity	$2,555,355	$2,576,820

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2022	2021
Operating activities:
Net income	$20,484	$19,382
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,301	21,992
Gain on disposition of property, plant and equipment	(1)	(50)
Stock compensation expense	2,534	2,306
Changes in assets and liabilities:
Accounts receivable	(10,961)	(7,590)
Inventories	(15,154)	78
Prepaid expenses and other current assets	(5,809)	(4,882)
Accounts payable	4,163	9,121
Accrued liabilities	(28,197)	(6,456)
Deferred income taxes	2,115	(101)
Long-term retirement benefits	(1,862)	(569)
Other	1,074	2,381
Net cash (used) provided by operating activities	(9,313)	35,612

Investing activities:
Proceeds from disposition of property, plant and equipment	60	83
Capital expenditures	(7,405)	(7,855)
Other	(1,094)	3,758
Net cash used by investing activities	(8,439)	(4,014)

Financing activities:
Net change in other borrowings	(784)	5,354
Payments on long-term debt	(34,918)	(30,933)
Proceeds from the issuance of long-term debt	35,000	15,000
Proceeds from the issuance of common stock	153	125
Dividends paid	(8,111)	(8,104)
Withholding taxes paid on stock issuances	(49)	(68)
Other	(3,665)	(5,816)
Net cash used by financing activities	(12,374)	(24,442)

Effect of exchange rate changes on cash flows	137	(2,331)
(Decrease) increase in cash, cash equivalents and restricted cash	(29,989)	4,825

Cash, cash equivalents and restricted cash at beginning of period	111,909	91,468
Cash, cash equivalents and restricted cash at end of period	81,920	96,293
Less: Restricted cash, included in Prepaid expenses and other current assets	(4,434)	(6,198)
Less: Restricted cash, included in Other assets	(2,231)	(5,195)
Cash and cash equivalents at end of period	$75,255	$84,900

BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2022	2021
Free cash flow:
Net cash (used) provided by operating activities	$(9,313)	$35,612
Capital expenditures	(7,405)	(7,855)
Free cash flow (1)	$(16,718)	$27,757

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2022	2021		% Change
SEGMENT RESULTS
Operating Profit - Industrial Segment (GAAP)	$14,734	$21,295		(30.8)
Restructuring/reduction in force charges	304	—
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$15,038	$21,295		(29.4)

Operating Margin - Industrial Segment (GAAP)	7.0%	9.7%		(270)	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	7.1%	9.7%		(260)	bps.

Operating Profit - Aerospace Segment (GAAP)	$16,379	$11,085		47.8
Restructuring/reduction in force charges	354	—
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (1)	$16,733	$11,085		51.0

Operating Margin - Aerospace Segment (GAAP)	16.3%	13.6%		270	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (1)	16.6%	13.6%		300	bps.

CONSOLIDATED RESULTS
Operating Income (GAAP)	$31,113	$32,380		(3.9)
Restructuring/reduction in force charges	658	—
Operating Income as adjusted (Non-GAAP) (1)	$31,771	$32,380		(1.9)

Operating Margin (GAAP)	10.0%	10.7%		(70)	bps.
Operating Margin as adjusted (Non-GAAP) (1)	10.2%	10.7%		(50)	bps.

Diluted Net Income per Share (GAAP)	$0.40	$0.38		5.3
Restructuring/reduction in force charges	0.01	—
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.41	$0.38		7.9

	Full-Year 2021	Full-Year 2022 Outlook
Diluted Net Income per Share (GAAP)	$1.96	$2.17	to	$2.37

Foreign tax matters	(0.04)		—
Restructuring/reduction in force charges	0.02		0.03

Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$1.94	$2.20	to	$2.40

Notes:
(1) The Company has excluded charges related to restructuring actions at certain businesses from its "as adjusted" financial measurements for 2022. The Company has excluded the following from its "as adjusted" financial measurements for 2021: 1) the impact of certain foreign tax matters including a benefit related to the Italy tax realignment, partially offset by a charge related to the UK tax rate and 2) charges related to restructuring actions at certain businesses. The tax effects of the restructuring actions were calculated based on the respective tax jurisdictions and ranged from approximately 15% to approximately 30%. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.